Petrol Oil and Gas Provides Operational Update

Tuesday September 5, 7:01 am ET

Company to Expand Production at Neodesha Project

OVERLAND PARK, Kan.--(BUSINESS WIRE)--Sept. 5, 2006--Petrol Oil and Gas, Inc. (OTCBB: POIG - News), an independent oil and gas company with operations in Kansas and Missouri, today provided an update on development and production activities at its Neodesha and Coal Creek projects. These projects, which are located in southeastern Kansas, primarily involve the production of natural gas from underground coal beds commonly called Coal Bed Methane (CBM).

Neodesha

Petrol continues to enjoy a 100% success rate in the drilling and completion of gas production wells in its 10,000 gross-acre Neodesha project. Current Neodesha production approximates 2,860 Mcfd from 95 production wells. Two new wells have been fracture-stimulated with advanced hydraulic techniques provided by Pinnacle Technology ("Pinnacle"), and six more new wells will be stimulated in a similar manner during the next several weeks. In order to increase gas production and revenue levels, Petrol is expanding and accelerating its Neodesha drilling program during the remainder of 2006. The Company's revised drilling plan now calls for 20 new wells to be drilled and completed in Neodesha before the end of the year, which will bring the number of new wells drilled during 2006 to 31.

The utilization of Pinnacle's advanced fracture technology is intended to assure that all available gas-bearing coals are stimulated and able to produce into the wellbore. These techniques involve perforation and staging procedures that assure the effective stimulation of the more than 10 gas-bearing coal beds that are penetrated by new wells in the Neodesha project. Real-time data acquired during the one-day fracturing process is used to create a 3-D map of the fracture as it expands, as well as defining the placement of proppant within the fracture space. Employment of these techniques not only improves production rates but also improves efficiency by reducing time, equipment and costs involved in the entire fracturing process.

Approximately 2,000 Mcfd of Neodesha gas production is hedged through March 2007 at an average price of $8.80 per Mcfd, with the remainder of production from the project sold at the prevailing market price.

"With added confidence acquired from the use of advanced stimulation techniques, we are accelerating our drilling efforts for the remainder of 2006 in our proven Neodesha project area," continued Branagan. "This will accelerate production and sales from Neodesha, while allowing our field operations personnel to focus upon the effective de-watering of the new Coal Creek project wells."

Coal Creek

To date, Petrol has completed 43 production wells and 3 saltwater disposal (SWD) wells in its 92,000 gross-acre Coal Creek project. Initial water production in the new Coal Creek development area has been higher than anticipated and has strained the injection capacities of the existing SWD wells. To remedy this situation, the Company has drilled, completed, and tested 2 additional SWD wells that should approximately double the current disposal capacity and accommodate excess water production.

Currently, 30 of the CBM production wells are flowing into gas gathering and/or water disposal systems, while others are in various stages of specialized testing to determine which coal beds produce more than anticipated volumes of water. The results of these tests, which should be available in the next several weeks, will allow field personnel to either shut off or avoid the highest water-producing intervals and target the remaining multiple gas-producing coal beds. Approval by the Kansas Corporation Commission to activate the 2 new SWD wells is expected during September, and this will allow all 43 production wells as well as other new wells to be included in the de-watering process.

As a result of excess water production and delays in connecting wells to the Enbridge interstate pipeline earlier this year, significant production and revenue from Coal Creek gas sales will not benefit the

Company's operating results until late in the fourth quarter of 2006 or early next year. Encouraging and increasing levels of gas production from wells currently being de-watered indicates high natural fracture permeability in the gas-bearing coal intervals. Gas production rates from these new wells during the early de-watering process currently ranges from 5 Mcfd to over 100 Mcfd.

"When drilling new CBM wells in fields that have not been previously de-watered, there is always uncertainty as to the amount of water that must be pulled off the coals before significant volumes of gas can flow into the sales pipeline," observed Paul Branagan, Chief Executive Officer of Petrol Oil and Gas, Inc. "In our Coal Creek project, we have encountered greater-than-expected water production in certain of the coal-bearing zones and are expanding our ability to manage and dispose of this water with SWD wells and higher-capacity pumps. While this has postponed the realization of significant Coal Creek gas sales by several months, it does not diminish the long-term potential of the project. The gas-bearing nature of coal beds in southeastern Kansas has been well-documented, and we are confident that production from our Coal Creek project will significantly enhance shareholder value in coming years."

Petrol holds a 100% working interest (WI) and an average 80% Net Revenue Interest (NRI) in both the Coal Creek project and the Neodesha project. On a long-term basis, the Company believes the two projects have the combined potential to support over 700 producing gas wells.

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG".

Forward-Looking Statement: The statements in this press release regarding the Neodesha Project, the number of new and completed wells in this area, new well success rates, Neodesha operations, the use of or effects of new fracturing technology the Coal Creek Project, the amount of gas production being derived from the wells, amount of gas hedged, any implied or perceived benefits from Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, actual amount of gas production at the Neodesha Project, the continued production of gas at historical rates, actual improvement as a result of using new technology, the actual de-watering delay and anticipated ongoing delays at the Coal Creek Project, sufficient additional funding to complete the Coal Creek Project, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, Petrol's continued maintenance of its properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Andrew Hellman, 212-732-4300 ext. 225